Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of FB Financial Corporation of our report dated March 13, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe LLP
Franklin, Tennessee
March 25, 2020